Exhibit 10.4

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to Amended and Restated Employment Agreement (this “Amendment”) is made and entered into on September 14, 2006 and effective as of June 22, 2006, by and between Seneca Gaming Corporation, a governmental instrumentality of the Seneca Nation of Indians of New York (the “Parent”) and Michael Speller (“Executive”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Employment Agreement made and entered into as of July 13, 2004, by and between the Parent and Executive (the “Agreement”).

WHEREAS, the Board of Directors for the Parent has adopted resolutions expressing its desire to amend Executive’s Agreement (a) to retain Executive as its Senior Vice President of Gaming Operations, (b) to extend the term of the Agreement until September 30, 2009, (c) to increase the Executive’s Base Compensation for the fiscal year ending September 30, 2007 and to provide for a minimum amount with respect to the Executive’s Base Compensation for the fiscal years ending September 30, 2008 and September 30, 2009, it being understood that the Parent and Executive will negotiate in good faith the Executive’s Base Compensation for each of the fiscal years ending in 2008 and 2009 prior to the end of the immediately preceding fiscal year and that Executive’s Base Compensation for such fiscal years may exceed (but will not be less than) the minimum amount provided below, and (d) to make certain additional amendments.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and Executive agree as follows:

1.             All applicable Sections of the Agreement are hereby amended to reflect Executive’s new title of “Senior Vice President of Gaming Operations.”

2.             Sections 1, 2 and 3 of the Agreement are hereby amended in their entirety to read as follows:

“1.           Employment.  Employer hereby employs Executive as its Senior Vice President of Gaming Operations.  Executive shall report and be accountable to and work under the authority of the President and Chief Executive Officer and the Board of Directors of Parent (the “Board”).  Executive shall perform such duties and have such responsibilities that are customary for such position and including those that may be specified from time to time by the President and Chief Executive Officer and/or the Board that are not inconsistent with such position.

2.             Term.  The term of this Agreement shall commence as of June 22, 2006 (the “Effective Date”) and terminate on September 30, 2009 (the “Termination Date”), unless renewed by a subsequent written agreement of the parties.

3.             Compensation.

(a)                                  Executive shall be paid an annual base salary (“Base Compensation”) of (i) Six Hundred Thousand Dollars ($600,000) for the period commencing on the Effective Date and ending with Employer’s fiscal year ending September 30, 2006; (ii) Six Hundred Thousand Dollars ($600,000) for Employer’s fiscal year ending September 30, 2007; (iii) a minimum of Six Hundred Thousand Dollars ($600,000) for Employer’s fiscal year ending September 30, 2008, such minimum amount subject to increase based upon negotiations which Parent and Executive hereby agree to enter into and complete in good faith prior to September 30, 2007; and (iv) a minimum of Six Hundred Thousand Dollars ($600,000) for Employer’s fiscal year ending September 30, 2009, such minimum amount subject to increase based upon negotiations which Parent and Executive hereby agree to enter into and complete in good faith prior to September 30, 2008 with respect to his service for the Employer, with a salary review by the Board each fiscal year thereafter at which time the Board shall determine whether, in its sole discretion, Executive’s Base Compensation shall be increased.  Such salary shall be payable periodically in accordance with the Employer’s regular payroll practice.

(b)                                 For the fiscal year ending September 30, 2006, Executive shall be eligible for seventy-three percent (73%) of the annual performance bonus set forth in Section 3(b)(iii) of Executive’s Amended and Restated Employment Agreement, if the performance target is met.

The annual performance bonus described above shall be referred to as “Bonus Compensation” for such fiscal year.

(c)                                  Executive shall also be eligible to receive any additional performance or incentive compensation which is approved by the Board in its sole discretion.  Said additional performance or incentive compensation, if any, shall be in addition to and shall not lessen or reduce the Base Compensation or Bonus Compensation.

(d)                                 Executive shall be provided with coverage under the Employer’s employee benefit insurance programs and retirement programs, if any, at least equal to the coverage provided to other senior executive officers of the Employer.

(e)                                  Should Executive become unable to perform the duties required under this Agreement as a result of temporary, documented medical disability, he shall be eligible to continue to receive Base Compensation for a period of up to one hundred and eighty (180) days.

(f)                                    Compensation, if any, due under paragraphs 3(b) or 3(c) of this Agreement shall be payable within ninety (90) days after the close of the fiscal year with respect to which it is earned.”

3.             Section 6(a) of the Agreement is hereby amended to read as follows:

“Executive acknowledges that:  (i) as a result of Executive’s employment  with the Employer, he will obtain secret, proprietary and confidential information concerning the business of the Employer, including, without limitation, business and marketing plans, strategies, employee lists, patron lists, operating procedures, business relationships (including persons, corporations or other entities performing services on behalf of or otherwise engaged in business transactions with the Employer), accounts, financial data, know-how, computer software and related documentation, trade secrets, processes, policies and/or personnel, and other information relating to the Employer (“Confidential Information”); (ii) the Confidential Information has been developed and created by the Employer at substantial expense and the Confidential Information constitutes valuable proprietary assets and the Employer will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Agreement and during the Restricted Period, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iii) the Employer will suffer substantial damage which will be difficult to compute if, during the term of the Agreement or thereafter, Executive should solicit or interfere with the Employer’s employees or patrons or should divulge Confidential Information relating to the business of the Employer; (iv) the provisions of this section 6 are reasonable and necessary for the protection of the business of the Employer; (v) the Employer would not have hired or employed Executive unless he signed this Agreement; and (vi) the provisions of this Agreement will not preclude Executive from other gainful employment.  “Competitive Business” shall mean any gaming establishment which provides to its patrons games of chance such as slot machines, card games, roulette, and similar games in the State of New York or within the 100 mile radius of Nation Territory.”

4.                                       Section 6(e) of the Agreement is hereby amended to read as follows:

“By executing this Agreement, Executive acknowledges that he understands that the Employer’s ability to operate its business depends upon its ability to attract and retain patrons.  Therefore, during the Restricted Period, Executive shall not, directly or indirectly, solicit, contact, interfere with, or endeavor to entice away from the Employer any of its current or potential patrons or any such persons or entities that were patrons of the Employer within the one year period immediately prior to Executive’s termination of employment.”

5.             Effect on the Agreement.  Except as specifically amended or waived by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.  From and after the Effective Date hereof, all references to the “Agreement” shall mean such Agreement (as defined herein) as amended hereby.

6.             Counterparts.  This Amendment may be executed in counterparts each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed on its behalf by its officers thereunto duly authorized as of the day and year first written above.

SENECA GAMING CORPORATION

By:	/s/ John Pasqualoni
Name:	John Pasqualoni
Title:	President and CEO

EXECUTIVE

By:r	/s/ Michael Speller
Name:	Michael Speller